EXHIBIT 4.5

(For Type I Warrants)

TRIDENT BANCSHARES, INC.

WARRANT AGREEMENT

THIS WARRANT AGREEMENT (the “Warrant Agreement”) is made and entered into effective as of the      day of                     , 200   by and between TRIDENT BANCSHARES, INC., a Georgia corporation (the “Company”), and                      [NAME] (the “Warrantholder”).

WHEREAS, the Warrantholder was named as an organizing director of the Company; and

WHEREAS, in consideration for his services as a director, the Company hereby grants warrants to the Warrantholder on the terms and conditions hereinafter stated;

NOW, THEREFORE, this Warrant Agreement is entered into by the Company and the Warrantholder with the following terms:

1.	Warrant.

The Company hereby grants to the Warrantholder warrants (the “Warrants”) to purchase              shares (the “Shares”) of the common stock, $[            ] par value (the “Common Stock”), of the Company in accordance with the terms and subject to the restrictions hereinafter set forth.

2.	Termination.

The Warrants have been granted on the date of this Warrant Agreement and shall terminate on                     , 201   [10 YEARS FROM GRANT DATE] unless sooner terminated as follows (the “Termination Date”). The Warrants shall terminate on the date that is 90 days from the date on which the Warrantholder ceases to be an active officer, employee or director of the Company or its bank subsidiary other than by reason of his or her death or disability and twelve months after the Warrantholder ceases being an active officer, employee or director by reason of his or her death or disability.

3.	Exercise of Warrants.

The Warrants shall be exercised, in whole or in part, by written notice directed to the Secretary of the Company at the Company’s main office or at such other address as the Company shall have notified the Warrantholder in writing. Such written notice shall be accompanied by payment in full in cash for the number of Shares specified in such written notice. In the event of the Warrantholder’s death or mental incapacity, the Warrants may be exercised by the Warrantholder’s personal representative. No fractional shares will be issued upon exercise of Warrants, but the Company will pay the cash value of any fractional shares otherwise issuable.

Form Warrant Agreement (Type I)

4.	Vesting.

The Warrants shall have the following vesting schedule:

Date	Vesting Percentage of Total Warrants Granted

First Anniversary of the Date Hereof	33 1/3%
Second Anniversary of the Date Hereof	33 1/3%
Third Anniversary of the Date Hereof	33 1/3%

Notwithstanding the foregoing, all unvested Warrants shall become immediately vested if the Warrantholder dies or becomes permanently disabled.

5.	Warrant Price.

The price per share at which Shares may be purchased pursuant to exercise of the Warrants (the “Warrant Price”) shall be $10.00 (which amount has been determined by the Board to be the fair market value per share of the Common Stock on the date that these Warrants are granted).

6.	Exercise or Forfeiture of Warrants Upon Certain Conditions.

The Company can require the Warrantholder to exercise or forfeit his or her Warrants in the event that the Company is directed to do so by the Office of the Comptroller of the Currency (“OCC”) or the Federal Deposit Insurance Corporation (“FDIC”) upon the occurrence of one of the following events: (1) the Company’s bank subsidiary’s capital falls below regulatory minimums as set forth in 12 CFR 3, or a higher requirement as the OCC or FDIC may determine; or (2) the existence of the Warrants impairs the Company’s ability to raise capital.

7.	Adjustments in Certain Events.

The Warrants granted hereunder shall be appropriately adjusted both as to the number of shares subject to the Warrants and the Warrant Price for any increase or decrease in the number of outstanding shares of Common Stock of the Company resulting from a stock split or payment of a stock dividend on the Common Stock, a subdivision or combination of shares of the Common Stock, or a reclassification of the Common Stock, and in the event of a merger or consolidation in accordance with the following paragraph.

After any merger, consolidation or reorganization of any form involving the Company as a party thereto involving any exchange, conversion, adjustment or other modification of the outstanding shares of the Company’s Common Stock, Warrantholder at the time of such reorganization shall, at no additional cost, be entitled, upon any exercise of his or her

Form Warrant Agreement (Type I)

Warrant, to receive, in lieu of the number of shares as to which such Warrant shall then so be exercised, the number and class of shares of stock or other securities or such other property to which such Warrantholder would have been entitled pursuant to the terms of the agreement of merger or consolidation, if at the time of such merger or consolidation, such Warrantholder had been a holder of record of a number of shares of the Common Stock of the Company equal to the number of shares as to which such Warrant shall then be so exercised. Comparable rights shall accrue to each Warrantholder in the event of successive mergers or consolidations of the character described above.

The foregoing adjustments and the manner of their application will be in the discretion of the Company to determine.

8.	Limitation of Rights.

The Warrantholder or the personal representative of the Warrantholder is not entitled, by virtue of being such a holder, to receive dividends or to consent or to receive notice as a stockholder in respect to any meeting of stockholders for the election of directors of the Company or any other matters, or to vote at any such meeting, or to any other rights whatsoever as a stockholder of the Company. The Warrantholder or the personal representative of the Warrantholder shall have no rights as a stockholder with respect to the Common Stock covered by the Warrants until the Warrantholder or the personal representative of the Warrantholder shall become the holder of record of such Common Stock.

9.	Restrictions on Transfer and Pledge.

Except for a transfer to the Warrantholder’s estate in the event of death or permanent disability, the Warrants and all rights and privileges granted hereunder shall not be transferred, assigned, pledged or hypothecated in any way, whether by operation of law or otherwise, and shall not be subject to execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of the Warrants or any right or privilege granted hereunder, or upon the levy or any attachment or similar process upon the rights and privileges herein conferred, the Warrants and the rights and privileges hereunder shall become immediately null and void.

10.	Restrictions on Issuance of Shares.

If at any time the Board of Directors of the Company shall determine, in its discretion, that listing, registration or qualification of the Common Stock covered by the Warrants upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition to the exercise of the Warrants, the Warrants may not be exercised in whole or in part unless and until such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Board of Directors.

Form Warrant Agreement (Type I)

IN WITNESS WHEREOF, the Company, acting by and through its duly authorized officers, has caused this Warrant Agreement to be executed and the Warrantholder has executed this Warrant Agreement, all as of the day and year first above written.

TRIDENT BANCSHARES, INC.
[SEAL]

Attest:	By:
Name:
Title:
By:
Name:

WARRANTHOLDER:

[Name]

4